Exhibit 99.1
Liberty Latin America Reports Q3 2022 Results
Reported revenue up 2% to $1.2 billion and flat on rebased basis; 3% rebased growth ex VTR
Over 400,000 organic broadband and postpaid mobile adds in last twelve months
Completed 50:50 Chilean Joint Venture on October 6
Repurchased over $150 million of shares through to the end of Q3
Denver, Colorado - November 8, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2022.
CEO Balan Nair commented, “In the third quarter, we continued to drive top-line growth, excluding our Chilean operation, which we combined with Claro Chile through a 50:50 JV in early October. While we experienced some negative impacts from Hurricane Fiona, specifically in Puerto Rico where we anticipate a negative cash flow impact of $20 million this year, we don't anticipate any material ongoing challenges and remain excited about fully integrating our fixed-line and resilient mobile operations in that market.”
“Our focus on broadband and mobile postpaid subscriber growth continued to drive our revenue performance. Broadband subscriber additions were led by double-digit percentage growth, sequential and year-over-year, in Puerto Rico. Mobile postpaid additions for the group were nearly double the prior year period as we continued to grow postpaid penetration across our markets.”
“Strategically, we continue to progress our integration activities across Puerto Rico, Panama, and Costa Rica and are set to deliver significant value for stakeholders as we combine operations and work towards realizing full run-rate synergies in excess of $150 million. In early October, we completed the previously announced JV with Claro in Chile and the new management team is now in place. While that team is early in their planning and integration processes, we expect them to drive significant synergies consistent with our plans and to drive operational growth.”
“Overall, we continued to make progress in the quarter and anticipate a seasonally strong end to the year. We are focused on driving operational performance across the group and integrating our acquisitions. Through these initiatives, we expect to deliver significant Adjusted FCF growth in the coming years.”

Business Highlights
•C&W Caribbean: strong operating and financial performance
◦Q3 subscriber additions drive reported and rebased revenue up 3%
◦Reported and rebased Adj. OIBDA growth of 11% in Q3
•C&W Panama: subscriber growth, Claro Panama acquired on July 1
◦Revenue growth driven by broadband and B2B project wins
◦Integration and synergy capture underway
•C&W Networks & LatAm: first quarter as separate reporting segment
◦Stable top-line performance
◦Strong Adj. OIBDA less P&E additions as a percentage of revenue
•Liberty Puerto Rico: strong fixed performance
◦Broadband adds up 16% YoY and 51% sequentially
◦Adj. OIBDA impacted by Hurricane Fiona and integration related expenses
•Liberty Costa Rica: postpaid mobile subscriber additions driving revenue growth
◦Integration progressing well; market leadership in mobile
◦Reported and rebased revenue growth of 40% and 7%, respectively
•VTR: 50:50 JV with Claro Chile completed on October 6

LLA 2022 Financial Guidance - Update
•P&E additions as a percentage of revenue at ~18%
•Adjusted FCF guidance of ~$200 million
◦Previous guidance of ~$220 million reduced by ~$20 million to incorporate the impact of Hurricane Fiona

Financial and Operating Highlights

Financial Highlights	Q3 2022	Q3 2021	YoY Growth / (Decline)	YoY Rebase Growth / (Decline)[1]	YTD 2022	YTD 2021	YoY Growth / (Decline)	YoY Rebase Growth / (Decline)[1]

(USD in millions)
Revenue	$1,222	$1,196	2%	—%	$3,654	$3,534	3%	1%
Revenue (excluding VTR)[2]	$1,092	$1,003	9%	3%	$3,204	$2,922	10%	3%
Adjusted OIBDA[3]	$415	$443	(6%)	(6%)	$1,312	$1,352	(3%)	(4%)
Adjusted OIBDA[3] (excluding VTR)[2]	$384	$378	2%	(1%)	$1,197	$1,147	4%	1%
Operating income (loss)	$153	$136	13%		$(15)	$485	N.M.
Property & equipment additions	$224	$232	(3%)		$591	$599	(1%)
As a percentage of revenue	18%	19%			16%	17%

Adjusted FCF[4]	$(41)	$56			$(25)	$149
Cash provided by operating activities	$145	$274			$492	$718
Cash used by investing activities	$(402)	$(734)			$(745)	$(1,075)
Cash provided (used) by financing activities	$(9)	$227			$22	$531
N.M. – Not Meaningful.

Operating Highlights[5]	Q3 2022	Q3 2021	YoY Growth / (Decline)

Total customers	3,238,200	3,246,700	—%
Organic customer (losses) additions	(12,500)	10,900
Fixed RGUs	6,422,800	6,418,800	—%
Organic RGU (losses) additions	(25,600)	83,800
Organic internet additions	6,900	24,200
Mobile subscribers*	8,376,900	7,293,900	15%
Organic mobile additions	169,000	74,400
Organic postpaid additions	72,700	38,300

*    Q3 2022 figures include mobile subscribers related to the Claro Panama Acquisition, which was completed on July 1, 2022, and are therefore not included in Q3 2021 subscriber data.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2022	2021	%	Rebased %	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$359.1	$347.4	3	3	$1,069.5	$1,033.0	4	4
C&W Panama	172.5	133.9	29	2	441.3	394.5	12	3
C&W Networks & LatAm	102.8	106.5	(3)	(1)	326.8	320.0	2	4
Liberty Puerto Rico	366.9	357.3	3	2	1,096.4	1,078.5	2	1
Liberty Costa Rica	109.2	77.8	40	7	324.6	150.3	116	9
VTR	129.8	193.1	(33)	(19)	450.6	612.7	(26)	(15)
Corporate	5.4	5.4	—	—	16.5	16.2	2	2
Eliminations	(23.7)	(25.1)	N.M.	N.M.	(71.3)	(71.0)	N.M.	N.M.
Total	$1,222.0	$1,196.3	2	—	$3,654.4	$3,534.2	3	1
Less: VTR	129.8	193.1			450.6	612.7
Total excluding VTR[2]	$1,092.2	$1,003.2	9	3	$3,203.8	$2,921.5	10	3
N.M. – Not Meaningful.
•Our reported revenue for the three and nine months ended September 30, 2022 increased by 2% and 3%, respectively.
◦Reported revenue growth in Q3 was driven by (1) the addition of $72 million, primarily from the acquisitions of América Móvil's Panama operations on July 1, 2022 and Telefónica's Costa Rica operations on August 9, 2021, (2) organic growth in Liberty Costa Rica and C&W Caribbean, (3) organic declines at VTR and (4) a net foreign exchange (“FX”) impact of $(32) million. The FX impact was driven by an average year-over-year 20% depreciation of the Chilean peso in Q3.
◦Reported revenue growth YTD was driven by (1) the addition of $224 million, primarily from the acquisitions of Telefónica's Costa Rica operations and América Móvil's Panama operations, (2) organic growth in C&W Caribbean, Liberty Costa Rica, C&W Networks and C&W Panama, (3) organic declines at VTR and (4) a net FX impact of $(95) million. The FX impact was driven by an average year-over-year 17% depreciation of the Chilean peso YTD.

Q3 2022 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue grew by 3% on both a reported and rebased basis.
◦Fixed residential revenue was 3% and 2% higher on a reported and rebased basis, respectively. Year-over-year rebased performance continued to be driven by growth in our internet subscriber base, which was 22,000 higher over the past twelve months driven by Jamaica.
◦Mobile revenue was up 6% and 5% on a reported and rebased basis, respectively, as compared to the prior-year period. Rebased growth was primarily driven by a higher average number of mobile subscribers, resulting from sales initiatives, including converged offerings. Inbound roaming also grew year-over-year, as a recovery in tourism led to increased traffic.
◦B2B revenue was 3% higher on a reported and rebased basis, as compared to the prior-year period. Performance was driven by internet services-related growth as well as mobile subscriber growth.
•C&W Panama: revenue grew by 29% and 2% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of América Móvil's Panama operations in the quarter.
◦Fixed residential revenue was up 18% and 9% on a reported and rebased basis, respectively. Rebased growth was driven by 63,000 subscriber additions over the past twelve months, resulting from investments in our networks, products and commercial activities.
◦Mobile revenue increased by 45% on a reported basis and declined by 2% on a rebased basis. Revenue decreased on a rebased basis as postpaid service revenue growth was more than offset by prepaid revenue decline year-over-year.
◦B2B revenue grew by 17% and 4% on a reported and rebased basis, respectively. The year-over-year rebased growth was driven by the successful award of certain infrastructure projects, and growth in fixed and mobile recurring revenue.
•C&W Networks & LatAm: revenue decreased by 3% and 1% on a reported and rebased basis, respectively. Performance on a rebased basis was driven by higher B2B service-related connectivity revenue and growth in managed services, offset by lower pricing and reduced lease capacity revenue.
•Liberty Puerto Rico: revenue grew by 3% and 2% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of our fixed operations in the USVI in the quarter. On a rebased basis, residential fixed revenue was flat as subscriber growth was offset by the negative impact of customer credits following Hurricane Fiona during Q3 2022. Consumer mobile revenue declined as compared to the prior-year period, as higher roaming and equipment sales were more than offset by a reduction in the average number of mobile subscribers and lower ARPU.
•Liberty Costa Rica: revenue grew by 40% and 7% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Rebased growth was driven by strong subscriber additions across both our mobile and fixed businesses over the past twelve months as well as higher inbound roaming and handset sales.
•VTR: revenue was 33% and 19% lower on a reported and rebased basis, respectively. The year-over-year revenue decline was primarily driven by residential fixed revenue performance. Over the past twelve months, intense competitive pressures have led to a reduction in ARPU and subscriber numbers. In addition, strategic initiatives implemented during the first quarter of 2022 have led to lower ARPU levels across our internet subscriber base.
Operating Income (Loss)
•Operating income (loss) was $153 million and $136 million for the three months ended September 30, 2022 and 2021, respectively, and ($15 million) and $485 million for the nine months ended September 30, 2022 and 2021, respectively.

◦The increase during the three-month comparison is due to lower expenses associated with depreciation and amortization, stock-based compensation and impairment, restructuring and other operating items, net, which were partially offset by a decline in Adjusted OIBDA. We experienced a decrease in depreciation and amortization expense as we ceased recording depreciation expense for the Chile JV Entities during the third quarter of 2021 when we began accounting for them as held for sale. The decline for the nine-month comparison is primarily due to goodwill impairments incurred during the second quarter of 2022, and a decline in Adjusted OIBDA, which were partially offset by a decrease in depreciation and amortization expense.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2022	2021	%	Rebased %	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$132.7	$119.6	11	11	$397.1	$357.9	11	12
C&W Panama	46.7	47.9	(3)	(5)	131.6	137.5	(4)	(5)
C&W Networks & LatAm	58.9	62.0	(5)	(4)	196.6	193.1	2	3
Liberty Puerto Rico	131.5	139.3	(6)	(6)	418.2	445.6	(6)	(6)
Liberty Costa Rica	32.8	24.0	37	(1)	98.6	50.8	94	8
VTR	31.2	65.1	(52)	(42)	115.6	204.3	(43)	(34)
Corporate	(18.8)	(14.7)	(28)	(28)	(45.4)	(37.7)	(20)	(20)
Total	$415.0	$443.2	(6)	(6)	$1,312.3	$1,351.5	(3)	(4)
Less: VTR	31.2	65.1			115.6	204.3
Total excluding VTR[2]	$383.8	$378.1	2	(1)	$1,196.7	$1,147.2	4	1

Operating income (loss) margin	12.5%	11.4%	(0.4)%	13.7%

Adjusted OIBDA margin	34.0%	37.0%	35.9%	38.2%

Adjusted OIBDA margin excl. VTR[2]	35.1%	37.7%	37.4%	39.3%
•Our reported Adjusted OIBDA for the three and nine months ended September 30, 2022 was 6% and 3% lower, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA performance in Q3 and YTD resulted from the net impact of organic declines in VTR and Puerto Rico, and FX headwinds in Chile, which were partly offset by $18 million and $61 million, respectively, contributed by acquisitions and organic growth at C&W Caribbean. Our Q3 reported results were also impacted negatively by $12 million related to Hurricane Fiona and $5 million of incremental integration costs.

Q3 2022 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 11% on both a reported and rebased basis. Performance was driven by the aforementioned rebased revenue growth and our focus on cost control. Our Adjusted OIBDA margin improved by ~250 basis points year-over-year to 37%.

•C&W Panama: Adjusted OIBDA decreased on a reported and rebased basis by 3% and 5%, respectively. The rebased decline was driven by higher equipment costs related to additional B2B projects, higher bad debt provisions as challenging economic conditions impacted customers in lower socio-economic groups and integration costs.
•C&W Networks & LatAm: Adjusted OIBDA decreased on a reported and rebased basis by 5% and 4%, respectively. Our rebased performance was driven by higher direct costs associated with equipment sales across B2B services.
•Liberty Puerto Rico: Adjusted OIBDA declined by 6% on a reported and rebased basis. The decline in the quarter was driven by (i) $12 million in revenue credits and costs associated with Hurricane Fiona (aforementioned revenue credits and increased network-related expenses), (ii) increased equipment costs due to a higher volume of handset sales, (iii) additional TSA-related charges, (iv) higher personnel costs as we establish an operating structure in advance of fully transitioning services from AT&T, and (v) increased integration costs as compared to the prior-year period. We anticipate a further ~$5 million of Hurricane Fiona related negative impacts to Adjusted OIBDA in Q4 2022.
•Liberty Costa Rica: Adjusted OIBDA grew by 37% on a reported basis and declined by 1%     on a rebased basis. Reported growth benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Rebased performance was driven by the aforementioned rebased revenue growth, offset by $2 million of additional integration costs and higher other operating costs including a $2 million non-functional currency impact.
•VTR: Adjusted OIBDA was lower on a reported and rebased basis by 52% and 42%, respectively. The rebased decline was driven by the aforementioned decrease in revenue.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $84 million and $76 million for the three months ended September 30, 2022 and 2021, respectively, and ($310 million) and $174 million for the nine months ended September 30, 2022 and 2021, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	USD in millions

Customer Premises Equipment	$64.1	$84.1	$205.4	$235.2
New Build & Upgrade	42.8	53.1	111.8	111.7
Capacity	32.0	41.4	85.9	95.1
Baseline	63.9	32.8	139.2	104.4
Product & Enablers	21.2	20.5	48.8	52.6
Property & equipment additions	224.0	231.9	591.1	599.0
Assets acquired under capital-related vendor financing arrangements	(46.7)	(26.7)	(114.2)	(65.0)
Changes in current liabilities related to capital expenditures	0.5	5.3	20.8	10.7
Capital expenditures	$177.8	$210.5	$497.7	$544.7

Property & equipment additions as % of revenue	18.3%	19.4%	16.2%	16.9%

Property & Equipment Additions:
C&W Caribbean	$58.5	$56.7	$151.4	$155.5
C&W Panama	30.2	33.7	71.6	64.5
C&W Networks & LatAm	11.7	11.4	32.0	35.4
Liberty Puerto Rico	63.8	54.2	154.8	139.1
Liberty Costa Rica	20.5	11.0	45.7	25.6
VTR	27.6	55.5	107.3	158.0
Corporate	11.7	9.4	28.3	20.9
Property & equipment additions	$224.0	$231.9	$591.1	$599.0

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	16.3%	16.3%	14.2%	15.1%
C&W Panama	17.5%	25.2%	16.2%	16.3%
C&W Networks & LatAm	11.4%	10.7%	9.8%	11.1%
Liberty Puerto Rico	17.4%	15.2%	14.1%	12.9%
Liberty Costa Rica	18.8%	14.1%	14.1%	17.0%
VTR	21.3%	28.7%	23.8%	25.8%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	1,800	40,300	84,700	103,000
C&W Panama	39,000	44,600	129,300	104,800
Liberty Puerto Rico	10,400	4,400	24,900	13,100
Liberty Costa Rica	14,600	16,900	39,300	33,200
VTR	20,800	125,400	137,400	336,700
Total	86,600	231,600	415,600	590,800
1.Table excludes C&W Networks & LatAm as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at September 30, 2022:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$403.8	$0.7	$404.5	$185.9
C&W2	4,511.1	—	4,511.1	458.3
Liberty Puerto Rico	2,601.0	6.1	2,607.1	118.2
Liberty Costa Rica	428.0	3.0	431.0	6.8
Total	$7,943.9	$9.8	$7,953.7	$769.2

VTR[3]	$1,421.4	$—	$1,421.4	$63.0

Consolidated Leverage and Liquidity Information:			September 30, 2022	June 30, 2022

Consolidated debt and finance lease obligations to operating loss ratio			(23.1)x	(27.6)x
Consolidated net debt and finance lease obligations to operating loss ratio			(21.1)x	(24.3)x
Consolidated gross leverage ratio[4]			5.3x	5.1x
Consolidated gross leverage ratio, excluding VTR[4]			4.9x	4.9x
Consolidated net leverage ratio[4]			4.8x	4.5x
Consolidated net leverage ratio, excluding VTR[4]			4.5x	4.2x
Average debt tenor[5]			5.2 years	5.4 years
Fully-swapped borrowing costs			5.9%	5.7%
Fully-swapped borrowing costs, excluding VTR			5.6%	5.6%
Unused borrowing capacity (in millions)[6]			$971.7	$971.0
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, C&W Networks & LatAm and C&W Panama reporting segments.
3.Represents the debt and finance lease obligations and cash and cash equivalents of the VTR borrowing group, which are classified as held for sale on our September 30, 2022 condensed consolidated balance sheet. In addition, the consolidated leverage and liquidity information includes the impact of the VTR borrowing group.
4.Consolidated leverage ratios are non-GAAP measures. We provide consolidated leverage ratios that exclude VTR in light of the deconsolidation of VTR that occurred in connection with the closing of the Chile JV in October 2022. For additional information, including definitions of our consolidated leverage ratios, required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our average tenor, total debt excludes vendor financing, finance lease obligations and the VTR debt.
6.At September 30, 2022, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the September 30, 2022 compliance reporting requirements. Amounts exclude VTR's unused borrowing capacity of $247 million and $249 million, respectively.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — September 30, 2022 vs June 30, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	12,700	12,700	2,500	(2,000)	3,900	3,800	5,700	34,400	10,100	44,500
The Bahamas	—	—	5,200	—	100	(800)	(700)	200	(400)	(200)
Trinidad and Tobago	2,000	2,000	(1,600)	(500)	(500)	1,600	600	—	—	—
Barbados	—	—	100	300	500	(200)	600	(200)	1,100	900
Other	100	100	(300)	(800)	2,100	(600)	700	(2,700)	7,200	4,500
Total C&W Caribbean	14,800	14,800	5,900	(3,000)	6,100	3,800	6,900	31,700	18,000	49,700
C&W Panama	18,800	18,800	3,500	2,700	6,500	4,800	14,000	38,200	4,500	42,700
Total C&W	33,600	33,600	9,400	(300)	12,600	8,600	20,900	69,900	22,500	92,400
Liberty Puerto Rico[1]	3,000	3,000	9,100	200	10,600	2,700	13,500	5,100	8,800	13,900
Liberty Costa Rica	10,600	10,600	(300)	900	3,900	4,800	9,600	21,500	30,600	52,100
VTR	20,800	21,000	(30,700)	(30,000)	(20,200)	(19,400)	(69,600)	(200)	10,800	10,600
Total Organic Change	68,000	68,200	(12,500)	(29,200)	6,900	(3,300)	(25,600)	96,300	72,700	169,000

Q3 2022 Adjustments:
C&W Caribbean - Jamaica[2]	—	—	—	—	—	—	—	(10,600)	—	(10,600)
C&W Caribbean - Other[3,4]	(21,000)	(21,000)	(1,100)	—	(1,800)	—	(1,800)	—	—	—
C&W Panama[5]	—	—	38,000	35,100	2,600	300	38,000	594,500	108,700	703,200
Liberty Puerto Rico[6]	—	—	—	—	—	—	—	23,000	—	23,000
Total Q3 2022 Adjustments	(21,000)	(21,000)	36,900	35,100	800	300	36,200	606,900	108,700	715,600

Net Adds	47,000	47,200	24,400	5,900	7,700	(3,000)	10,600	703,200	181,400	884,600
1.Included in Liberty Puerto Rico's mobile prepaid organic gain is an increase of 1,500 mobile reseller subscribers.
2.During the second quarter of 2022, we began to shut down our 2G network in Jamaica. This non-organic adjustment represents the associated decline in mobile subscribers during the third quarter of 2022. We expect further non-organic adjustments related to the shutdown, until its completion in late 2023.
3.The homes passed non-organic adjustment for C&W Caribbean - Other relates to the net effect of (i) the identification of overbuild of copper homes in certain markets, and (ii) the identification of additional homes passed during the process of upgrading certain parts of the network.
4.The customer and RGU adjustments for C&W Caribbean - Other relate to the reconciliation of operating data following a system migration.
5.C&W Panama's non-organic adjustment relates to the Claro Panama Acquisition that closed on July 1, 2022.
6.During the third quarter of 2022, and following the shutdown of our 3G network, we completed a reconciliation of reseller subscribers, which resulted in a non-organic increase to prepaid mobile subscribers at Liberty Puerto Rico.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean	$49.62	$47.95	3.5%	3.5%
C&W Panama	$36.64	$38.44	(4.7%)	(4.7%)
Liberty Puerto Rico	$70.94	$76.43	(7.2%)	(7.2%)
Liberty Costa Rica[2]	$38.38	$41.43	(7.4%)	(1.7%)
VTR[3]	$29.78	$40.85	(27.1%)	(12.7%)
Cable & Wireless Borrowing Group	$46.60	$46.12	1.0%	1.0%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean	$14.01	$14.42	(2.8%)	(2.9%)
C&W Panama	$9.99	$9.16	9.1%	9.1%
Liberty Puerto Rico	$44.04	$45.40	(3.0%)	(3.0%)
Liberty Costa Rica[4]	$5.53	N.M.	N.M.	N.M.
VTR[5]	$10.05	$14.61	(31.2%)	(17.6%)
Cable & Wireless Borrowing Group	$11.84	$11.92	(0.7%)	(0.7%)
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended September 30, 2022 and 2021 were CRC 25,340 and CRC 25,791, respectively.
3.The ARPU per customer relationship amounts in Chilean pesos for the three months ended September 30, 2022 and 2021 were CLP 25,577 and CLP 31,573, respectively.
4.The mobile ARPU amount in Costa Rican colones for the three months ended September 30, 2022 was CRC 3,649.
5.The mobile ARPU amounts in Chilean pesos for the three months ended September 30, 2022 and 2021 were CLP 9,305 and CLP 11,288, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2022; our digital strategy, product innovation and commercial plans and projects; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition, in Costa Rica following the acquisition of Telefónica's Costa Rica business, in Panama following the acquisition of América Móvil’s Panama operations and in Chile following the formation of the joint venture with Claro Chile; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions and (ii) FX. See Non-GAAP Reconciliations below.
2.We provide rebased revenue and Adjusted OIBDA growth rates, each a non-GAAP measure, for Liberty Latin America excluding VTR in light of the October deconsolidation of VTR that occurred in connection with the closing of our joint venture in Chile with América Móvil. See the tables above for the required non-GAAP reconciliations.
3.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	September 30,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts

Revenue	$615.1	$566.3	9%	3%

Operating income	$59.6	$51.8	15%

Adjusted OIBDA	$238.0	$229.5	4%	3%

Operating income as a percentage of revenue	9.7%	9.1%

Adjusted OIBDA as a percentage of revenue	38.7%	40.5%

Proportionate Adjusted OIBDA	$201.5	$194.0

	Nine months ended
	September 30,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts

Revenue	$1,779.3	$1,686.2	6%	4%

Operating income (loss)	$(329.2)	$186.9	(276%)

Adjusted OIBDA	$725.0	$688.5	5%	6%

Operating income (loss) as a percentage of revenue	(18.5)%	11.1%

Adjusted OIBDA as a percentage of revenue	40.7%	40.8%

Proportionate Adjusted OIBDA	$620.7	$586.0
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2022	2022
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Other debt:
4.25% CWP Term Loan A due 2028	$275.0	275.0	275.0
4.25% CWP Term Loan B due 2028	$160.0	160.0	160.0
Other regional debt		83.1	84.4
Vendor financing		178.0	154.0
Total third-party debt		4,511.1	4,488.4
Less: premiums, discounts and deferred financing costs, net		(33.3)	(34.5)
Total carrying amount of third-party debt		4,477.8	4,453.9
Less: cash and cash equivalents		(458.3)	(769.5)
Net carrying amount of third-party debt		$4,019.5	$3,684.4
•At September 30, 2022, our third-party total and proportionate net debt was $4.0 billion and $3.7 billion, respectively, our Fully-swapped Borrowing Cost was 5.0%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 5.4 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $202 million for Q3 2022.
•Based on Q3 results, our Proportionate Net Leverage Ratio was 4.1x, calculated in accordance with C&W's Credit Agreement. At September 30, 2022, we had maximum undrawn commitments of $792 million, including $162 million under our regional facilities. At September 30, 2022, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2022 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility amount	2022	2022
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Finance lease obligations		6.1	6.3
Total debt and finance lease obligations		2,607.1	2,607.3
Less: discounts and deferred financing costs, net		(29.6)	(31.0)
Total carrying amount of debt		2,577.5	2,576.3
Less: cash and cash equivalents		(118.2)	(117.7)
Net carrying amount of debt		$2,459.3	$2,458.6
•At September 30, 2022, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of our debt was approximately 5.8 years.
•Based on our results for Q3 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.0x, calculated in accordance with LPR’s Group Credit Agreement.
•At September 30, 2022, we had maximum undrawn commitments of $173 million. At September 30, 2022, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2022 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	September 30,			June 30,
	2022			2022
	Borrowing currency in millions		CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)		$276.7	173.9	190.5
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC	79,635.2	79.6	79.6
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	5.0	5.5
Total credit facilities			258.5	275.6
Other			10.5	—
Finance lease obligations			1.9	2.1
Total debt and finance lease obligations			270.9	277.7
Less: discounts and deferred financing costs			(4.5)	(4.4)
Total carrying amount of debt			266.4	273.3
Less: cash and cash equivalents			(4.3)	(9.5)
Net carrying amount of debt			262.1	263.8

Exchange rate (CRC to $)			628.5	688.5
1.    Under the terms of the credit agreement, Liberty Costa Rica is obligated to repay 50% of the outstanding aggregate principal amounts of the Liberty Servicios Term Loan B-1 Facility and the Liberty Servicios Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

VTR Borrowing Group
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	September 30,			June 30,
	2022			2022
	Borrowing currency in millions		CLP equivalent in billions

Credit Facilities:
Revolving Credit Facility A due 2026 (TAB[1]+3.35%)	CLP	45,000.0	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)		$200.0	—	—
Total Senior Secured Credit Facilities			—	—
Notes:
Senior Secured Notes:
5.125% USD Senior Secured Notes due 2028		$474.1	458.6	444.0
4.375% USD Senior Secured Notes due 2029		$391.8	379.1	379.2
Senior Notes:
6.375% USD Senior Notes due 2028		$483.1	467.3	508.7
Total Notes			1,305.0	1,331.9
Vendor Financing			70.0	70.0
Total debt			1,375.0	1,401.9
Less: deferred financing costs			(17.5)	(19.4)
Total carrying amount of debt			1,357.5	1,382.5
Less: cash and cash equivalents			(61.0)	(62.4)
Net carrying amount of debt			1,296.5	1,320.1

Exchange rate (CLP to $)			967.4	925.0
1.     Tasa Activa Bancaria rate.
•During the third quarter of 2022, we repurchased and cancelled approximately $91 million (CLP 83 billion equivalent at transaction dates) original principal amount of certain of our outstanding senior secured notes and senior notes.
•At September 30, 2022, our Fully-swapped Borrowing Cost was 7.4% and the average tenor of debt (excluding vendor financing) was approximately 5.8 years.
•Based on our results for Q3 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 9.9x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At September 30, 2022, we had maximum undrawn commitments of $200 million (CLP 193 billion) and CLP 45 billion.

Subscriber Table

	Consolidated Operating Data — September 30, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	678,800	678,800	329,200	132,400	304,100	296,300	732,800	1,115,500	64,900	1,180,400
The Bahamas	120,900	120,900	42,500	9,600	31,600	31,100	72,300	141,900	31,100	173,000
Trinidad and Tobago	340,900	340,900	156,400	102,400	141,400	93,600	337,400	—	—	—
Barbados	140,400	140,400	83,900	37,700	74,800	70,400	182,900	86,400	37,800	124,200
Other	330,000	310,200	212,400	73,900	183,300	114,600	371,800	333,000	88,600	421,600
Total C&W Caribbean	1,611,000	1,591,200	824,400	356,000	735,200	606,000	1,697,200	1,676,800	222,400	1,899,200
C&W Panama	824,300	824,300	251,100	158,700	202,000	194,800	555,500	1,886,600	330,800	2,217,400
Total C&W	2,435,300	2,415,500	1,075,500	514,700	937,200	800,800	2,252,700	3,563,400	553,200	4,116,600
Liberty Puerto Rico [1,2]	1,169,500	1,169,500	554,200	247,500	513,600	260,700	1,021,800	187,600	886,300	1,073,900
Liberty Costa Rica [3]	691,700	685,800	297,000	204,800	267,000	50,700	522,500	2,115,200	807,000	2,922,200
VTR	4,292,100	3,926,500	1,311,500	967,900	1,171,800	486,100	2,625,800	6,300	257,900	264,200
Total	8,588,600	8,197,300	3,238,200	1,934,900	2,889,600	1,598,300	6,422,800	5,872,500	2,504,400	8,376,900

1.Prepaid mobile subscribers include 55,500 mobile reseller subscribers.

2.Postpaid mobile subscribers include 197,200 CRUs.

3.Our homes passed in Liberty Costa Rica include 57,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes Corporate Responsible Users (CRUs), which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions

Operating income (loss)	$152.9	$136.0	$(15.4)	$485.0
Share-based compensation expense	20.8	33.1	82.6	88.9
Depreciation and amortization	234.3	252.0	661.7	736.3
Impairment, restructuring and other operating items, net	7.0	22.1	583.4	41.3
Adjusted OIBDA	415.0	443.2	1,312.3	1,351.5
Less: Property and equipment additions	224.0	231.9	591.1	599.0
Adjusted OIBDA less P&E additions	$191.0	$211.3	$721.2	$752.5

Operating income (loss) margin[1]	12.5%	11.4%	(0.4)%	13.7%

Adjusted OIBDA margin[2]	34.0%	37.0%	35.9%	38.2%
1.Calculated by dividing operating income (loss) by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

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Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions

Net cash provided by operating activities	$144.7	$274.1	$491.8	$717.8
Cash payments for direct acquisition and disposition costs	15.3	11.9	18.4	22.1
Expenses financed by an intermediary[1]	36.3	27.5	115.7	81.9
Capital expenditures	(177.8)	(210.5)	(497.7)	(544.7)
Distributions to noncontrolling interest owners	—	—	(1.9)	(1.3)
Principal payments on amounts financed by vendors and intermediaries	(60.4)	(49.1)	(154.1)	(137.0)
Pre-acquisition interest payments, net[2]	1.5	2.4	3.9	11.2
Principal payments on finance leases	(0.7)	(0.5)	(0.9)	(1.5)
Adjusted FCF	$(41.1)	$55.8	$(24.8)	$148.5
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amounts for the 2022 periods reflect the portion of interest paid that relates to the pre-acquisition debt for the Claro Panama Acquisition. The amounts for the 2021 periods relate to (i) the Liberty Servicios Term Loan B-1 Facility and Liberty Servicios Term Loan B-2 Facility that were entered into in advance of the Telefónica Costa Rica Acquisition, and (ii) the portion of interest paid in April 2021 that relates to pre-acquisition debt for the AT&T Acquisition.

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Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired or disposed business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired impacting the comparative periods are as follows:
i.Telefónica Costa Rica, which was acquired on August 9, 2021;
ii.Broadband VI, LLC, which was acquired effective December 31, 2021; and
iii.Claro Panama, which was acquired on July 1, 2022.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

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The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$347.4	$133.9	$106.5	$357.3	$77.8	$193.1	$5.4	$(25.1)	$1,196.3
Rebase adjustments:
Acquisitions	—	35.5	—	3.0	30.3	—	—	—	68.8
Foreign currency	0.1	—	(2.2)	—	(6.2)	(32.0)	—	—	(40.3)
Revenue – Rebased	$347.5	$169.4	$104.3	$360.3	$101.9	$161.1	$5.4	$(25.1)	$1,224.8

Reported percentage change	3%	29%	(3)%	3%	40%	(33)%	—%	N.M.	2%

Rebased percentage change	3%	2%	(1)%	2%	7%	(19)%	—%	N.M.	—%
N.M. – Not Meaningful.

	Nine months ended September 30, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,033.0	$394.5	$320.0	$1,078.5	$150.3	$612.7	$16.2	$(71.0)	$3,534.2
Rebase adjustments:
Acquisitions	—	35.5	—	8.8	169.5	—	—	—	213.8
Foreign currency	(7.4)	—	(5.1)	—	(20.7)	(85.6)	—	(0.1)	(118.9)
Revenue – Rebased	$1,025.6	$430.0	$314.9	$1,087.3	$299.1	$527.1	$16.2	$(71.1)	$3,629.1

Reported percentage change	4%	12%	2%	2%	116%	(26)%	2%	N.M.	3%

Rebased percentage change	4%	3%	4%	1%	9%	(15)%	2%	N.M.	1%
N.M. – Not Meaningful.

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The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$119.6	$47.9	$62.0	$139.3	$24.0	$65.1	$(14.7)	$443.2
Rebase adjustments:
Acquisitions	—	1.4	—	0.3	11.4	—	—	13.1
Foreign currency	(0.1)	—	(0.5)	—	(2.3)	(11.0)	—	(13.9)
Adjusted OIBDA – Rebased	$119.5	$49.3	$61.5	$139.6	$33.1	$54.1	$(14.7)	$442.4

Reported percentage change	11%	(3)%	(5)%	(6)%	37%	(52)%	(28)%	(6)%

Rebased percentage change	11%	(5)%	(4)%	(6)%	(1)%	(42)%	(28)%	(6)%

	Nine months ended September 30, 2021
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$357.9	$137.5	$193.1	$445.6	$50.8	$204.3	$(37.7)	$1,351.5
Rebase adjustments:
Acquisitions	—	1.4	—	0.9	47.5	—	—	49.8
Foreign currency	(2.8)	—	(1.4)	—	(6.7)	(28.7)	—	(39.6)
Adjusted OIBDA – Rebased	$355.1	$138.9	$191.7	$446.5	$91.6	$175.6	$(37.7)	$1,361.7

Reported percentage change	11%	(4)%	2%	(6)%	94%	(43)%	(20)%	(3)%

Rebased percentage change	12%	(5)%	3%	(6)%	8%	(34)%	(20)%	(4)%

The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$126.6	$91.0	$217.6	$129.8	$347.4
Rebase adjustments:
Foreign currency	—	0.3	0.3	(0.2)	0.1
Revenue by product – Rebased	$126.6	$91.3	$217.9	$129.6	$347.5

Reported percentage change	3%	6%	4%	3%	3%

Rebased percentage change	2%	5%	4%	3%	3%

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	Nine months ended September 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$379.6	$267.9	$647.5	$385.5	$1,033.0
Rebase adjustments:
Foreign currency	(2.4)	(1.8)	(4.2)	(3.2)	(7.4)
Revenue by product – Rebased	$377.2	$266.1	$643.3	$382.3	$1,025.6

Reported percentage change	2%	5%	3%	4%	4%

Rebased percentage change	3%	6%	4%	5%	4%

The following tables set forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$24.6	$55.2	$79.8	$54.1	$133.9
Rebase adjustments:
Acquisitions	2.1	26.5	28.6	6.9	35.5
Revenue by product – Rebased	$26.7	$81.7	$108.4	$61.0	$169.4

Reported percentage change	18%	45%	37%	17%	29%

Rebased percentage change	9%	(2)%	1%	4%	2%

	Nine months ended September 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$71.9	$166.0	$237.9	$156.6	$394.5
Rebase adjustments:
Acquisition	2.1	26.5	28.6	6.9	35.5
Revenue by product – Rebased	$74.0	$192.5	$266.5	$163.5	$430.0

Reported percentage change	12%	14%	13%	10%	12%

Rebased percentage change	9%	(2)%	1%	5%	3%

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The following tables set forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations (USD in millions).

Three months ended September 30, 2021

Revenue by product – Reported	$566.3
Rebase adjustments:
Acquisitions	35.5
Foreign currency	(1.8)
Revenue by product – Rebased	$600.0

Reported percentage change	9%

Rebased percentage change	3%

Nine months ended September 30, 2021

Revenue by product – Reported	$1,686.2
Rebase adjustments:
Acquisition	35.5
Foreign currency	(12.2)
Revenue by product – Rebased	$1,709.5

Reported percentage change	6%

Rebased percentage change	4%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2021	Nine months ended September 30, 2021
	In millions

Adjusted OIBDA – Reported	$229.5	$688.5
Rebase adjustments:
Acquisition	1.4	1.4
Foreign currency	(0.6)	(4.2)
Adjusted OIBDA – Rebased	$230.3	$685.7

Reported percentage change	4%	5%

Rebased percentage change	3%	6%

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios, inclusive and exclusive of VTR in light of the deconsolidation of VTR that occurred in connection with the closing of the Chile JV in October 2022.Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of September 30, 2022. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2022 and June 30, 2022 are set forth below:

	September 30, 2022					June 30, 2022
	Liberty Latin America		VTR	LLA, excluding VTR		Liberty Latin America		VTR	LLA, excluding VTR
	in millions, except leverage ratios

Total debt and finance lease obligations	$9,254.7		$1,403.2	$7,851.5		$9,289.8		$1,494.6	$7,795.2
Discounts, premiums and deferred financing costs, net	120.4		18.2	102.2		129.6		21.1	108.5
Projected derivative principal-related cash payments (receipts), net[1]	(167.6)		(167.6)	—		(221.1)		(221.1)	—
Adjusted total debt and finance lease obligations	9,207.5		1,253.8	7,953.7		9,198.3		1,294.6	7,903.7
Less:
Cash and cash equivalents	832.2		63.0	769.2		1,098.2		67.5	1,030.7
Net debt and finance lease obligations	$8,375.3		$1,190.8	$7,184.5		$8,100.1		$1,227.1	$6,873.0

Operating income[2]:
Operating loss for the three months ended March 31, 2022	N/A		N/A	N/A		$184.6		$43.0	$141.6
Operating income for the three months ended June 30, 2022	$(352.9)		$31.4	$(384.3)		(352.9)		31.4	(384.3)
Operating loss for the three months ended September 30, 2022	152.9		30.4	122.5		N/A		N/A	N/A
Operating loss – last two quarters	(200.0)		61.8	(261.8)		(168.3)		74.4	(242.7)
Annualized operating loss – last two quarters annualized	$(400.0)		$123.6	$(523.6)		$(336.6)		$148.8	$(485.4)
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended March 31, 2022	N/A		N/A	N/A		$436.5		$47.1	$389.4
Adjusted OIBDA for the three months ended June 30, 2022	$460.8		$38.3	$422.5		460.8		38.3	422.5
Adjusted OIBDA for the three months ended September 30, 2022	415.0		31.9	383.1		N/A		N/A	N/A
Adjusted OIBDA – last two quarters	875.8		$70.2	$805.6		$897.3		$85.4	$811.9
Annualized Adjusted OIBDA – last two quarters annualized	$1,751.6		$140.4	$1,611.2		$1,794.6		$170.8	$1,623.8

Consolidated debt and finance lease obligations to operating loss ratio	(23.1)	x		(15.0)	x	(27.6)	x		(16.1)	x
Consolidated net debt and finance lease obligations to operating loss ratio	(21.1)	x		(13.5)	x	(24.3)	x		(13.9)	x
Consolidated leverage ratio	5.3	x		4.9	x	5.1	x		4.9	x
Consolidated net leverage ratio	4.8	x		4.5	x	4.5	x		4.2	x
N/A – Not Applicable.
1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of September 30, 2022 and June 30, 2022, respectively.

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2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA and Adjusted OIBDA less P&E Additions above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2022. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended March 31, 2022, June 30, 2022 and, for VTR, September 30, 2022 is presented in the following table:

	Three months ended
	March 31, 2022		June 30, 2022		September 30, 2022
	Liberty Latin America	VTR	Liberty Latin America	VTR	VTR
	in millions

Operating income (loss)	$184.6	$43.0	$(352.8)	$31.4	$30.4
Share-based compensation expense	30.0	3.2	31.8	4.2	0.3
Depreciation and amortization	214.1	—	213.3	—	—
Impairment, restructuring and other operating items, net	7.8	0.9	568.5	2.7	1.2
Adjusted OIBDA	$436.5	$47.1	$460.8	$38.3	$31.9

Non-GAAP Reconciliations for Our C&W Borrowing Group
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

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A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions

Operating income (loss)	$59.6	$51.8	$(329.2)	$186.9
Share-based compensation expense	6.2	11.6	24.6	28.3
Depreciation and amortization	151.7	146.9	422.0	432.4
Related-party fees and allocations	15.1	15.5	39.2	28.3
Impairment, restructuring and other operating items, net	5.4	3.7	568.4	12.6
Adjusted OIBDA	238.0	229.5	725.0	688.5
Noncontrolling interests' share of Adjusted OIBDA	36.5	35.5	104.3	102.5
Proportionate Adjusted OIBDA	$201.5	$194.0	$620.7	$586.0